Exhibit 99.1

            CHERRY CORPORATION TO SELL ITS SEMICONDUCTOR SUBSIDIARY


WAUKEGAN, Ill., March 9 /PRNewswire/ -- The Cherry Corporation (Nasdaq: CHER - news) today announced that it has signed a definitive agreement to sell its subsidiary, Cherry Semiconductor Corporation to Semiconductor Components Industries, LLC, a subsidiary of SCG Holding Corporation, which does business under the trade name, ON Semiconductor(TM). The total purchase price is $250,000,000 in cash, subject to adjustment in certain circumstances.

Cherry Semiconductor Corporation ("Cherry Semiconductor") designs and manufactures analog and mixed signal integrated circuits for the automotive, computing, and communications markets. Products include power management regulators, interface sensors, and switching and pulse-width modulated controllers. Based in East Greenwich, Rhode Island, Cherry Semiconductor employs 970 and has sales of approximately $130 million.

"This transaction is a significant step toward our long term commitment to enhance shareholder value. Significant resources will be unlocked as a result of the sale of Cherry Semiconductor, " said Peter Cherry, Chairman and President. "The net proceeds from the sale will be redeployed into the higher growth segments of our core markets of automotive switches and modules, computer keyboards, switches and controls, as well as into related growth markets. We undertook an extensive review of our strategic plans over the last several months and have identified a number of areas we would like to exploit. We will be actively pursuing our growth strategies in the near term future."

The transaction will be structured as a sale of all of the common stock of Cherry Semiconductor. The transaction is expected to close in the second quarter of calendar 2000 and is subject to certain terms and conditions, including Hart-Scott-Rodino filings and consents. The board of directors of The Cherry Corporation has approved the stock purchase agreement and the related transaction.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls, and semiconductors for the worldwide automotive, computer, and consumer and commercial markets. The company has eight wholly owned subsidiaries in the United States, Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited. Additional information is available on the company's website at http://www.cherrycorp.com

Certain statements in this press release, including those regarding enhanced shareholder value and the use of net proceeds are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties that could significantly impact future results. A discussion of these risks and uncertainties is contained in the Company's Form 10-K for the year ended February 28, 1999, filed with the Securities and Exchange Commission.